Filed pursuant to Rule 424(b)(3)

Registration No. 333-192642

PROSPECTUS

Dated January 9, 2014

633,334 Shares of Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 633,334 shares of our common stock that are held by certain of our current stockholders. We will not receive any of the proceeds from the offer and sale of the shares.

Our common stock is traded on the NYSE MKT under the symbol “ADGE.” The last reported sales price of the common stock on the NYSE MKT on December 27, 2013, was $1.70 per share. The selling stockholders may sell all or a portion of their shares on the NYSE MKT at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

SEE “RISK FACTORS” BEGINNING ON PAGE 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 9, 2014

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE “COMPANY,” “AMERICAN DG ENERGY,” “WE,” “US” AND “OUR” REFER TO AMERICAN DG ENERGY INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

OUR COMPANY	1

RISK FACTORS	1

USE OF PROCEEDS	1

SELLING SECURITY HOLDERS	2

PLAN OF DISTRIBUTION	2

LEGAL MATTERS	4

EXPERTS	4

WHERE YOU CAN FIND MORE INFORMATION	4

INCORPORATION OF DOCUMENTS BY REFERENCE	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section called “Risk Factors” below and incorporated by reference herein from our SEC filings. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OUR COMPANY

We distribute and operate on-site cogeneration systems that produce both electricity and heat. Our business is to own the equipment that we install at customers’ facilities and to sell the energy produced by these systems to the customers on a long-term contractual basis. We call this business the American DG Energy “On-Site Utility”.

We offer a range of cogeneration systems that are highly reliable and energy efficient. Our cogeneration systems produce electricity from an internal combustion engine driving a generator, while the heat from the engine and exhaust is recovered and typically used to produce heat and hot water for on-site processes. We also distribute and operate water chiller systems that operate in a similar manner, except that the engine’s power drives a large air-conditioning compressor while recovering heat for hot water. Cogeneration systems reduce the amount of electricity that the customer must purchase from the local utility and produce valuable heat and hot water for the site to use as required. Our principal executive offices are located at 45 First Avenue, Waltham, Massachusetts 02451, and our telephone number is 781-622-1120.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our most recent annual report on Form 10-K, as revised or supplemented by our quarterly reports on Form 10-Q filed with the SEC since the filing of our most recent annual report on Form 10-K, all of which are on file with the SEC and are incorporated herein by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling stockholders of their common stock covered by this prospectus. The principal purpose of this offering is to register shares issued to Virginia D. Maxwell UAD 12/1/1990, Virginia D. Maxwell and Charles T. Maxwell, as Trustees, and the Frost Gamma Investments Trust in private placements on August 28, 2013 and September 4, 2013, respectively.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares beneficially owned by the selling stockholders as of December 31, 2013 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by the selling stockholders and offered pursuant to this prospectus will be sold.

As of December 31, 2013, there were 49,184,586 shares of common stock outstanding.

			Shares Offered
	Shares Owned		Pursuant to this		Shares Owned
	Before the Offering		Prospectus		After the Offering
Selling Stockholders	Number	Percent	Number	Percent	Number	Percent
Frost Gamma Investments Trust(1)	2,628,334	5.3%	333,334	0.7%	2,295,000	4.7%
Virginia D. Maxwell UAD 12/1/1990, Virginia D. Maxwell and Charles T. Maxwell, as Trustees	1,144,399	2.3%	300,000	0.6%	844,399	1.7%

(1)	Mr. Phillip Frost, M.D., serves as the sole Trustee of the Frost Gamma Investments Trust. Frost Gamma L.P. is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.

The Frost Gamma Investments Trust acquired the shares offered pursuant to this prospectus in a private placement on September 4, 2013. The Frost Gamma Investments Trust also owns an additional 2,295,000 shares, which it acquired in private placements on March 26, 2012, August 7, 2012, and through various purchases in the open market between June 27, 2013 and July 9, 2013. The Frost Gamma Investments Trust has not held any position with or had a material relationship with American DG Energy or any of its affiliates. The Frost Gamma Investments Trust is not a registered broker-dealer or an affiliate of a registered broker-dealer, except that its trustee, Dr. Phillip Frost is the Chairman of the Board of and may be deemed to own approximately 34.6% of Ladenburg Thalmann Financial Services Inc., a company engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, asset management services and trust services through certain of its subsidiaries, including Securities America, Inc., Triad Advisors, Inc., Investacorp, Inc., Ladenburg Thalmann & Co. Inc., which are registered broker-dealers with the SEC and the Financial Industry Regulatory Authority.

Virginia D. Maxwell UAD 12/1/1990, Virginia D. Maxwell and Charles T. Maxwell, as Trustees, acquired the shares offered pursuant to this prospectus in a private placement on August 28, 2013. Mr. Maxwell, a Trustee of the Virginia D. Maxwell UAD 12/1/1990 Trust, has been the Chairmen of the Board of Directors of American DG Energy since April 2, 2012, and he has been a member of the Board of Directors since 2001. He has also been a member of the Board of Directors of Tecogen Inc., a related entity, since 2001.

The selling stockholders purchased the securities in the ordinary course of their business and at the time of the purchase they did not have any agreements or understandings directly or indirectly with any person to distribute the securities. If any shares of our common stock are sold by the selling stockholders pursuant to this prospectus, they may be deemed an underwriter with respect thereto under the Securities Act.

PLAN OF DISTRIBUTION

The shares offered in this prospectus may be offered and sold from time to time for the account of the selling stockholders, including donees, transferees, pledgees, distributees or other successors in interest that receive such shares as a gift or through another non-sale related transfer from the selling stockholders.

The selling stockholders will act independently of American DG Energy in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

•	at then-prevailing prices and terms;

•	at prices related to the then-current market price; or

•	at negotiated prices.

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The sales may be made in the over-the-counter market, on the NYSE MKT, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

•	one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	in negotiated transactions; or

•	through other means.

The selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

•	sell shares short and redeliver such shares to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling stockholders to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may affect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be an “underwriter” and any discounts, concessions or commissions received by them may be deemed to be “underwriting compensation” under the Securities Act. Because each of the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the shares, the selling stockholders may:

•	sell its shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;

•	transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or

•	agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

American DG Energy will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

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We intend to maintain the effectiveness of this prospectus until the shares registered pursuant to this prospectus may be resold by the selling stockholders without restriction. We may suspend the selling stockholders’ right to resell shares under this prospectus.

We shall inform the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates.

We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other similar charges and expenses incurred in the resale of the shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for American DG Energy by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The financial statements of American DG Energy appearing in its Annual Report on Form 10-K for the year ended as of December 31, 2012, incorporated by reference in this prospectus, have been so incorporated in reliance on the report of McGladrey LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: 100 F Street N.E., Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100 F Street N.E., Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at www.americandg.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part. Requests for documents may also be addressed in writing or by telephone to: Jesse T. Herrick, Chief Financial Officer, American DG Energy Inc., 45 First Avenue, Waltham, MA 02451, Phone: (781) 522-6020.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and that we incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013.
•

The information identified as incorporated by reference under Items 10 through 14 of Part III of the Company’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2012, from the Company’s Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders, filed with the SEC on April 19, 2013.

•	The Company’s Current Report on Form 8-K filed with the SEC on May 29, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on June 18, 2013.

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•	The Company’s Current Report on Form 8-K filed with the SEC on July 2, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on July 8, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on August 29, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on September 9, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on September 27, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on October 16, 2013.
•	The Company’s Current Report on Form 8-K/A filed with the SEC on October 17, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on October 28, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on November 18, 2013.
•	The Company’s Current Report on Form 8-K filed with the SEC on December 4, 2013.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013.
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the SEC on August 14, 2013.
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on November 14, 2013.
•	The description of our common stock contained in our Form 8-A filed with the SEC on October 15, 2009 and including all amendments and reports filed for the purpose of updating such description.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information: Jesse T. Herrick, Chief Financial Officer, American DG Energy Inc., 45 First Avenue, Waltham, MA 02451, Phone: (781) 522-6020.

* * *

This information is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

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